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                                                                    EXHIBIT 99.1
                   VECTOR GROUP LTD. TO SELL UP TO $81,875,000

                            SENIOR CONVERTIBLE NOTES


         MIAMI, FL, NOVEMBER 17, 2004 -- Vector Group Ltd. (NYSE: VGR) announced today that it has agreed to sell $65.5 million of its 5% Variable Interest Senior Convertible Notes due 2011 (the "Notes") directly to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended. The buyers will have the right, for a 120-day period subsequent to the sale of the Notes, to purchase an additional $16.375 million of Notes. The offering is anticipated to close on November 18, 2004.

         The Notes mature in November 2011, but the Company must redeem a minimum of 12.5% of the total aggregate principal amount of the Notes outstanding in November 2009, at which time the holders of the Notes will also have an option to require the Company to repurchase some or all of their remaining Notes. The Notes are convertible into the Company's common stock, at the option of the holder, at an initial conversion price of $19.57 per share, subject to anti-dilution adjustments. Interest on the Notes is payable quarterly commencing on February 15, 2005. The Notes accrue interest at 5% per annum, with an additional amount of interest payable on each interest payment date based upon the amount of cash dividends per share paid by the Company on its common stock during the prior three-month period ending on the record date for such interest payment multiplied by the number of shares of the Company's common stock into which the Notes are convertible on such record date (together, the "Total Interest"). Notwithstanding the foregoing, however, during the period from the closing date to and including November 15, 2006, the interest payable on each interest payment date shall be the higher of (i) the Total Interest or
(ii) 6 3/4% per annum.

         The Company intends to use the net proceeds of the issuance to redeem the 10% Senior Secured Notes due March 31, 2006 issued by the Company's subsidiary, VGR Holding Inc., and for general corporate purposes.

         The Company has agreed to register the Notes and the shares of common stock issuable upon conversion thereof for resale under the Securities Act of 1933.

         This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes. The Notes and the common stock issuable upon conversion thereof have not been registered under the Securities Act of 1933, as amended, or any state securities laws. Unless so registered, the Notes and the common stock issuable upon conversion of

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the Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

         This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates", "believes", "estimates", "expects", "plans", "intends" and similar expressions. These statements reflect the Company's current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements.

         Vector Group is a holding company that indirectly owns Liggett Group Inc., Vector Tobacco Inc. and a controlling interest in New Valley Corporation. Additional information concerning the Company is available on the Company's website, www.VectorGroupLtd.com.


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